UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 14, 2013, P. Schoenfeld Asset Management LP issued the following press release:

P. SCHOENFELD ASSET MANAGEMENT ISSUES LETTER TO METROPCS SHAREHOLDERS

•      Strongly Urges Shareholders to Vote Against Proposed Transaction

•      Retains Independent Financial Advisor to Evaluate Transaction

•      Plans to Issue White Paper in Coming Days

NEW YORK, March 14, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) today issued a letter to all shareholders of MetroPCS Communications Inc. (“PCS”), communicating its strong opposition to the proposed MetroPCS and T-Mobile USA (“T-Mobile”) transaction on the basis that:

1.              The transaction does not provide full and fair value to PCS shareholders;

2.              The deal is irresponsibly and inefficiently structured; and

3.              There are more attractive options for PCS to consider other than the T-Mobile deal, including continuing on a stand-alone basis.

PSAM plans to publish a detailed white paper in the coming days outlining its analysis of the MetroPCS/T-Mobile transaction and arguments against the deal so that all PCS shareholders can have access to full information when voting on the transaction at the PCS Special Meeting on April 12, 2013.

Full text of the letter follows.

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March 14, 2013

To our Fellow MetroPCS Shareholders:

P. Schoenfeld Asset Management (“PSAM”), together with our investment advisory clients, are significant shareholders of MetroPCS Communications, Inc. (“MetroPCS” or the “Company”) with an aggregate position of over 9,230,000 shares — representing almost $100 million in value at current prices.  As we have expressed before, we are strongly opposed to the proposed combination between MetroPCS and T-Mobile (the “TM Deal” or the “Transaction”).  The Transaction, under its current terms, is grossly unfair to MetroPCS shareholders and is irresponsibly and inefficiently structured.  Most importantly, it does not represent full and fair value for our collective investment in the Company.  We have been heartened to see that other major shareholders, including Paulson & Co. Inc. (“Paulson”), the largest MetroPCS shareholder, owning 36.3 million shares or 9.9% of the shares outstanding as of the record date, intend to also vote against the TM Deal.

PSAM WILL SOON ISSUE A WHITE PAPER ON THE TRANSACTION

Given the lack of independent and current analysis available to shareholders, we felt it appropriate to retain an independent financial advisor, Houlihan Lokey, to assist us in evaluating the TM Deal.  We are preparing a “white paper” that will make an overwhelming and compelling case to vote AGAINST the TM Deal and the proposals that will be considered at the Special Meeting to be held on April 12, 2013 (the “Special Meeting”).  We intend to share this white paper with all our fellow shareholders over the next few business days.

The MetroPCS letter released yesterday that was signed by the Company’s Chairman, Roger Linquist, gives a highly distorted view of the Transaction and only strengthens our conviction that the TM Deal is a grossly unfair deal for PCS shareholders and should be voted down.  We believe that there are significantly more attractive alternatives available to the Company in the current M&A, financing and industry environment.  A “stand-alone” scenario is also materially more attractive than the TM Deal, which does not provide shareholders any deal premium upon a change of control.

We note that MetroPCS Chairman Roger Linquist recently sold approximately $20 million in PCS shares (representing approximately 28% of his share position in PCS) despite recently signing shareholder letters that communicated an expected post-transaction PCS share value that is 65-85% higher than the prices at which his recent sales occurred.  If Linquist is so confident the Company will achieve these projected, pro forma share values in the near future, why is he selling and not buying PCS shares?

The terms in the TM Deal, including  (i) the equity split, (ii) the amount of debt held by T-Mobile’s affiliate, Deutsche Telekom (iii) the cost of the intercompany debt, (iv) the senior but unsecured nature of the debt and (v) the excessive fees, royalties and other payments to Deutsche Telekom/T-Mobile are all off-market and patently unfair to our shareholders.  In short, it is clear to us that the poorly structured Transaction, which leaves MetroPCS shareholders in a precarious position with poor governance, should be rejected by PCS shareholders in favor of a well managed and competitively positioned company that is able to freely explore standalone and strategic options that create real value for its shareholders.

We filed an amended proxy statement with the SEC yesterday to solicit MetroPCS Shareholders to reject the T-Mobile Deal by voting AGAINST the Special Meeting Proposals using the WHITE CARD provided with your proxy materials.

We look forward to our continued communications with all of you in the days and weeks ahead.

Sincerely,

The PSAM Team

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld  (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from shareholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of shareholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.  SHAREHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the shareholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

For Investor Inquiries:

Arthur Crozier/Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

For Media Inquiries:

Steve Bruce/Catherine Jones

ASC Advisors

(203) 992-1230

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